Exhibit 99.1

Release:	4:05 P.M. October 23, 2025

212-365-6721

IR@MCBankNY.com

Metropolitan Bank Holding Corp. Reports Third Quarter 2025 Results

Quarterly Net Interest Income Growth of 18.5% versus Prior Year Period

Increase in Credit Reserves Impacted Third Quarter Results

Financial Highlights

●Diluted earnings per share of $0.67 for the third quarter of 2025, compared to $1.76 per diluted common share for the prior linked quarter and $1.08 for the prior year period. Diluted earnings per share for the third quarter of 2025 was impacted by a $23.9 million provision for credit losses primarily driven by a $18.7 million provision for a single out of market CRE multi-family loan relationship and a $5.2 million provision related to changes in the outlook for certain macroeconomic variables, and loan growth.
●As a result of the loans associated with the aforementioned out of market CRE multi-family loan relationship, the ratio of non-performing loans to total loans was 1.20% at September 30, 2025, compared to 0.60% for the prior linked quarter and 0.53% for the prior year period.
●Net interest income for the third quarter of 2025 was $77.3 million, an increase of $3.7 million, or 5.0% compared to $73.6 million for the prior linked quarter and an increase of $12.1 million, or 18.5%, compared to the prior year period.
●The net interest margin for the third quarter of 2025 was 3.88%, an increase of 5 basis points compared to 3.83% for the prior linked quarter and an increase of 26 basis points compared to 3.62% for the prior year period.
●Total loans at September 30, 2025 were $6.8 billion, an increase of $168.9 million, or 2.6%, from June 30, 2025 and $884.6 million, or 15.0%, from September 30, 2024.
●Total deposits at September 30, 2025 were $7.1 billion, an increase of $281.5 million, or 4.1%, from June 30, 2025 and $802.9 million, or 12.8%, from September 30, 2024.
●The Company and Bank are “well capitalized” under all applicable regulatory guidelines, with total risk-based capital ratios of 12.2% and 11.8%, respectively, at September 30, 2025, well above regulatory minimums.

NEW YORK, October 23, 2025 ‒ Metropolitan Bank Holding Corp. (the “Company”) (NYSE: MCB), the holding company for Metropolitan Commercial Bank (the “Bank”), reported net income of $7.1 million, or $0.67 per diluted common share, for the third quarter of 2025 compared to $18.8 million, or $1.76 per diluted common share, for the second quarter of 2025, and $12.3 million, or $1.08 per diluted common share, for the third quarter of 2024.

Mark DeFazio, President and Chief Executive Officer, commented,

“I am pleased with our sustained balance sheet expansion which sets MCB up with strong earnings momentum going into 2026 and beyond. Our efficient core funding alongside of our loan growth continues to drive margin expansion. With our MBiM technology investment coming to completion in the first quarter of 2026 our operating leverage will be in line with prior performance, which is expected to contribute to strong EPS growth.

“This quarter we took prudent reserves against a CRE multi-family loan relationship. I am cautiously optimistic that we will complete the workout of one or more of these loans before year end or during the first quarter of next year.”

Balance Sheet

Total cash and cash equivalents were $385.9 million at September 30, 2025, an increase of $233.5 million, or 153.2%, from June 30, 2025, and an increase of $67.5 million, or 21.2%, from September 30, 2024. The increase from June 30, 2025 primarily reflects an increase of $281.5 million in deposits and a $75.0 million increase in wholesale funding, partially offset by an increase in the loan book of $168.9 million. The increase from September 30, 2024 primarily reflects an increase of $802.9 million in deposits and an increase of $125.0 million in wholesale funding, partially offset by an increase in the loan book of $884.6 million.

Total loans, net of deferred fees and unamortized costs, were $6.8 billion at September 30, 2025, an increase of $168.9 million, or 2.6%, from June 30, 2025, and an increase of $884.6 million, or 15.0%, from September 30, 2024. Loan production was $514.2 million for the third quarter of 2025 compared to $492.0 million for the prior linked quarter and $460.6 million for the prior year period. The increase in total loans from June 30, 2025 was due primarily to an increase of $220.9 million in commercial real estate (“CRE”) loans (including owner-occupied). The increase in total loans from September 30, 2024 was due primarily to an increase of $897.4 million in CRE loans (including owner-occupied).

Total deposits were $7.1 billion at September 30, 2025, an increase of $281.5 million, or 4.1%, from June 30, 2025, and an increase of $802.9 million, or 12.8%, from September 30, 2024. Deposit growth was broadly distributed across the Bank’s various deposit verticals.

Liquidity remains strong. At September 30, 2025, cash on deposit with the Federal Reserve Bank of New York and available secured funding capacity totaled $3.2 billion, which represented 190% of our estimated uninsured deposits. The Company and the Bank each met all the requirements to be considered “well capitalized” under applicable regulatory guidelines. Total non-owner-occupied CRE loans were 373.5% of total risk-based capital at September 30, 2025, compared to 371.9% and 353.3% at June 30, 2025 and September 30, 2024, respectively. The increased CRE concentration ratio from September 30, 2024 was affected by the Company’s common stock repurchases in 2025, which were funded by dividends paid from the Bank to the Company.

Income Statement

Financial Highlights

	Three months ended			Nine months ended
	Sept. 30,	Jun. 30,	Sept. 30,	Sept. 30,	Sept. 30,
(dollars in thousands, except per share data)	2025	2025	2024	2025	2024
Total revenues(1)	$79,838	$76,270	$71,518	$226,698	$205,909
Net income (loss)	$7,119	$18,767	$12,266	42,240	45,267
Diluted earnings (loss) per common share	$0.67	$1.76	$1.08	3.89	4.04
Return on average assets(2)	0.35%	0.97%	0.67%	0.73%	0.83%
Return on average equity(2)	3.9%	10.4%	6.9%	7.7%	8.8%
Return on average tangible common equity(2), (3), (4)	3.9%	10.5%	7.0%	7.8%	9.0%

(1)	Total revenues equal net interest income plus non-interest income.
(2)	Ratios are annualized.
(3)	Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 12.
(4)	Net income divided by average tangible common equity.

Net Interest Income

Net interest income for the third quarter of 2025 was $77.3 million compared to $73.6 million for the prior linked quarter and $65.2 million for the prior year period. The $3.7 million increase from the prior linked quarter was due primarily to an increase in the average balance of loans and a decrease in the cost of funds, partially offset by an increase in the average balance of interest-bearing deposits. The $12.1 million increase from the prior year period was due primarily to an increase in the average balance of loans and a decrease in the cost of funds, partially offset by an increase in the average balance of interest-bearing deposits.

Net Interest Margin

Net interest margin for the third quarter of 2025 was 3.88% compared to 3.83% and 3.62% for the prior linked quarter and prior year period, respectively. The Bank’s ability to expand its net interest margin is supported by rigorous loan and deposit pricing initiatives.

The total cost of funds for the third quarter of 2025 was 305 basis points compared to 310 basis points and 339 basis points for the prior linked quarter and prior year period, respectively. The decrease from the prior linked quarter primarily reflects changes in the deposit mix and hedging activities. The decrease from the prior year period primarily reflects the reduction in short-term interest rates.

Non-Interest Income

Non-interest income was $2.5 million for the third quarter of 2025, a decrease of $96,000 from the prior linked quarter and a decrease of $3.8 million from the prior year period. The decrease from the prior linked quarter was driven primarily by a decrease in service charges on deposit accounts of $84,000. The decrease from the prior year period was driven primarily by the absence of Banking-as-a-Service revenue.

Non-Interest Expense

Non-interest expense was $45.8 million for the third quarter of 2025, an increase of $2.7 million from the prior linked quarter and a decrease of $5.5 million from the prior year period. The increase from the prior linked quarter was primarily due to an increase of $1.6 million in technology costs, an increase of $1.4 million in compensation and benefits, and $892,000 in licensing fees, partially offset by a $1.0 million decrease in FDIC assessments. The $5.5 million decrease from the prior year period was due primarily to a $10.0 million decrease in regulatory fees related to the pre-tax $10 million regulatory reserve recorded in the prior year period and a $1.2 million decrease in professional fees, partially offset by a $2.3 million increase in technology costs, a $1.8 million increase in compensation and benefits, and a $1.2 million increase in deposit program related fees.

Income Tax Expense

The effective tax rate for the third quarter of 2025 was 30.1% compared to 29.9% for the prior linked quarter and 30.2% for the prior year period.

Asset Quality

The ratio of non-performing loans to total loans was 1.20% at September 30, 2025 and 0.60% at June 30, 2025 and 0.53% at September 30, 2024. The increase in the ratio of non-performing loans to total loans is primarily attributable to the single out of market CRE multi-family loan relationship previously mentioned.

The allowance for credit losses was $94.2 million at September 30, 2025, an increase of $20.2 million from June 30, 2025 and an increase of $31.7 million from September 30, 2024. The increase from the prior linked quarter was due primarily to a $18.7 million provision for a single out of market CRE multi-family loan relationship and a $5.2 million provision related to changes in the outlook for certain macroeconomic variables, and loan growth.

Conference Call

The Company will conduct a conference call at 9:00 a.m. ET on Friday, October 24, 2025, to discuss the results. To access the event by telephone, please dial 800-245-3047 (US), 203-518-9765 (INTL), and provide conference ID: MCBQ325 approximately 15 minutes prior to the start time (to allow time for registration).

The call will also be broadcast live over the Internet and accessible at MCB Quarterly Results Conference Call and in the Investor Relations section of the Company’s website at MCB News. To listen to the live webcast, please visit the site at least 15 minutes prior to the start time to register, download and install any necessary audio software.

For those unable to join for the live presentation, a replay of the webcast will also be available later that day accessible at MCB Quarterly Results Conference Call.

About Metropolitan Bank Holding Corp.

Metropolitan Bank Holding Corp. (NYSE: MCB) is the parent company of Metropolitan Commercial Bank (the “Bank”), a New York City based full-service commercial bank. The Bank provides a broad range of business, commercial and personal banking products and services to individuals, small businesses, private and public middle-market and corporate enterprises and institutions, municipalities, and local government entities.

Metropolitan Commercial Bank was named one of Newsweek’s Best Regional Banks in 2024 and 2025. The Bank was ranked by Independent Community Bankers of America among the top ten successful loan producers for 2024 by loan category and asset size for commercial banks with more than $1 billion in assets. Kroll affirmed a BBB+ (investment grade) deposit rating on January 29, 2025. For the fourth time, MCB has earned a place in the Piper Sandler Bank Sm-All Stars Class of 2024.

The Bank is a New York State chartered commercial bank, a member of the Federal Reserve System and the Federal Deposit Insurance Corporation, and an equal housing lender. For more information, please visit the Bank’s website at MCBankNY.com.

Forward-Looking Statement Disclaimer

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include but are not limited to the Company’s future financial condition and capital ratios, results of operations and the Company’s outlook, business, share repurchases under the program, and dividend payments. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “plan,” “continue” or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that are difficult to predict and are generally beyond our control and may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors which may cause our forward-looking statements to be materially inaccurate include, but are not limited to the following: the interest rate policies of the Federal Reserve and other regulatory bodies; an unexpected deterioration in the performance of our loan or securities portfolios; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; unexpected increases in our expenses; different than anticipated growth and our ability to manage our growth; global pandemics, or localized epidemics, could adversely affect the Company’s financial condition and results of operations; potential recessionary conditions, including the related effects on our borrowers and on our financial condition and results of operations; an unanticipated loss of key personnel or existing clients, or an inability to attract key employees; increases in competitive pressures among financial institutions or from non-financial institutions which may result in unanticipated changes in our loan or deposit rates; unanticipated increases in FDIC insurance premiums or future assessments; legislative, tax or regulatory changes or actions, which may adversely affect the Company’s business; impacts related to or resulting from regional and community bank failures and stresses to regional banks; changes in deposit flows, funding sources or loan demand, which may adversely affect the Company’s business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition or results of operation to be reported or perceived differently; general economic conditions, including unemployment rates, either nationally or locally in some or all of the areas in which the Company does business, or conditions in the securities markets or the banking industry being less favorable than currently anticipated; inflation, which may lead to higher operating costs; declines in real estate values in the Company’s market area, which may adversely affect our loan production; an unexpected adverse financial, regulatory, legal or bankruptcy event experienced by our non-bank financial service clients; system failures or cybersecurity breaches of our information technology infrastructure and/or confidential information or those of the Company’s third-party service providers or those of our non-bank financial service clients for which we provide global payments infrastructure; emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action, damage our reputation or otherwise materially harm our business or clients; failure to maintain current technologies or technological changes that may be more difficult or expensive to implement than anticipated, and failure to successfully implement future information technology enhancements; the costs, including the possible incurrence of fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results; the current or anticipated impact of military conflict, terrorism or other geopolitical events; the successful implementation or consummation of new business initiatives, which may be more difficult or expensive than anticipated; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by clients; changes in consumer spending, borrowing or savings habits; the risks associated with adverse changes to credit quality; an unexpected failure to successfully manage our credit risk and the sufficiency of our allowance for credit losses; credit and other risks from borrower and depositor concentrations (e.g., by geographic area and by industry); difficulties associated with achieving or predicting expected future financial results; and the potential impact on the Company’s operations and clients resulting from natural or man-made disasters, wars, acts of terrorism, cyberattacks and pandemics, as well as those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which have been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Forward-looking statements speak only as of the date of this release. We do not undertake (and expressly disclaim) any obligation to update or revise any forward-looking statement, except as may be required by law.

Consolidated Balance Sheet (unaudited)

	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,
(in thousands)	2025	2025	2025	2024	2024
Assets
Cash and due from banks	$13,109	$13,577	$18,572	$13,078	$16,674
Overnight deposits	372,827	138,876	177,891	187,190	301,804
Total cash and cash equivalents	385,936	152,453	196,463	200,268	318,478
Investment securities available-for-sale	552,441	551,029	523,542	482,085	510,966
Investment securities held-to-maturity	376,447	387,901	398,973	428,557	438,445
Equity investment securities, at fair value	5,548	5,276	5,221	5,109	5,213
Total securities	934,436	944,206	927,736	915,751	954,624
Other investments	27,330	27,297	27,062	30,636	26,586
Loans, net of deferred fees and unamortized costs	6,781,703	6,612,789	6,342,122	6,034,076	5,897,119
Allowance for credit losses	(94,239)	(74,071)	(67,803)	(63,273)	(62,493)
Net loans	6,687,464	6,538,718	6,274,319	5,970,803	5,834,626
Receivables from global payments business, net	—	—	—	—	96,048
Other assets	199,264	191,175	190,718	183,291	172,996
Total assets	$8,234,430	$7,853,849	$7,616,298	$7,300,749	$7,403,358

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$1,382,345	$1,427,439	$1,384,524	$1,334,054	$1,780,305
Interest-bearing deposits	5,690,414	5,363,867	5,064,768	4,648,919	4,489,602
Total deposits	7,072,759	6,791,306	6,449,292	5,982,973	6,269,907
Federal funds purchased	125,000	50,000	125,000	210,000	—
Federal Home Loan Bank of New York advances	150,000	150,000	160,000	240,000	150,000
Trust preferred securities	20,620	20,620	20,620	20,620	20,620
Secured and other borrowings	17,355	17,366	17,403	7,441	107,478
Prepaid third-party debit cardholder balances	—	—	—	—	21,970
Other liabilities	116,656	101,589	106,137	109,888	118,192
Total liabilities	7,502,390	7,130,881	6,878,452	6,570,922	6,688,167

Common stock	113	113	113	112	112
Additional paid in capital	403,708	401,055	398,823	400,188	397,963
Retained earnings	423,338	417,782	399,015	382,661	361,243
Accumulated other comprehensive gain (loss), net of tax effect	(41,852)	(45,455)	(47,170)	(53,134)	(44,127)
Treasury stock, at cost	(53,267)	(50,527)	(12,935)	—	—
Total stockholders’ equity	732,040	722,968	737,846	729,827	715,191
Total liabilities and stockholders’ equity	$8,234,430	$7,853,849	$7,616,298	$7,300,749	$7,403,358

Consolidated Statement of Income (unaudited)

	Three months ended			Nine months ended
	Sept. 30,	Jun. 30,	Sept. 30,	Sept. 30,	Sept. 30,
(dollars in thousands, except per share data)	2025	2025	2024	2025	2024
Total interest income	$132,000	$127,043	$120,454	$377,813	$348,550
Total interest expense	54,689	53,396	55,221	159,903	162,069
Net interest income	77,311	73,647	65,233	217,910	186,481
Provision for credit losses	23,862	6,378	2,691	34,746	4,757
Net interest income after provision for credit losses	53,449	67,269	62,542	183,164	181,724

Non-interest income
Service charges on deposit accounts	2,047	2,131	2,135	6,351	6,092
Global Payments Group revenue	—	—	3,500	—	11,255
Other income	480	492	650	2,437	2,081
Total non-interest income	2,527	2,623	6,285	8,788	19,428

Non-interest expense
Compensation and benefits	21,674	20,255	19,885	63,668	58,244
Bank premises and equipment	2,664	2,513	2,471	7,640	7,136
Professional fees	3,506	3,583	4,745	12,075	17,633
Technology costs	5,297	3,653	2,969	11,170	9,023
Licensing fees	4,354	3,462	3,411	10,290	9,867
FDIC assessments	1,972	2,999	2,950	7,938	8,800
Regulatory settlement reserve	—	—	10,000	—	10,000
Other expenses	6,327	6,644	4,826	18,844	14,711
Total non-interest expense	45,794	43,109	51,257	131,625	135,414

Net income before income tax expense	10,182	26,783	17,570	60,327	65,738
Income tax expense	3,063	8,016	5,304	18,087	20,470
Net income (loss)	$7,119	$18,767	$12,266	$42,240	$45,268

Earnings per common share:
Average common shares outstanding:
Basic	10,398,255	10,564,275	11,193,063	10,722,311	11,173,214
Diluted	10,587,402	10,676,878	11,312,773	10,846,871	11,208,471
Basic earnings (loss)	$0.68	$1.78	$1.10	$3.94	$4.05
Diluted earnings (loss)	$0.67	$1.76	$1.08	$3.89	$4.04

Loan Production, Asset Quality & Regulatory Capital

	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2025	2025	2025	2024	2024
LOAN PRODUCTION (in millions)	$514.2	$492.0	$409.8	$309.0	$460.6

ASSET QUALITY (in thousands)
Non-performing loans:
Commercial real estate	$69,285	$28,480	$25,087	$25,087	$24,000
Commercial and industrial	8,989	8,989	8,989	6,989	6,989
One- to four- family	836	2,469	446	452	—
Consumer	2,451	—	22	72	—
Total non-performing loans	$81,561	$39,938	$34,544	$32,600	$30,989
Non-performing loans to total loans	1.20%	0.60%	0.54%	0.54%	0.53%
Allowance for credit losses	$94,239	$74,071	$67,803	$63,273	$62,493
Allowance for credit losses to total loans	1.39%	1.12%	1.07%	1.05%	1.06%
Charge-offs	$(3,858)	$(112)	$(118)	$(106)	$(122)
Recoveries	$72	$126	$180	$120	$2
Net charge-offs/(recoveries) to average loans (annualized)	0.22%	—%	—%	—%	0.01%

REGULATORY CAPITAL
Tier 1 Leverage:
Metropolitan Bank Holding Corp.	9.8%	10.0%	10.7%	10.8%	10.6%
Metropolitan Commercial Bank	9.4%	9.8%	10.1%	10.6%	10.3%

Common Equity Tier 1 Risk-Based (CET1):
Metropolitan Bank Holding Corp.	10.6%	10.8%	11.4%	11.9%	11.9%
Metropolitan Commercial Bank	10.4%	10.9%	11.0%	12.0%	11.9%

Tier 1 Risk-Based:
Metropolitan Bank Holding Corp.	10.9%	11.1%	11.7%	12.3%	12.2%
Metropolitan Commercial Bank	10.4%	10.9%	11.0%	12.0%	11.9%

Total Risk-Based:
Metropolitan Bank Holding Corp.	12.2%	12.2%	12.8%	13.3%	13.2%
Metropolitan Commercial Bank	11.8%	12.0%	12.1%	13.0%	12.9%

Performance Measures

	Three months ended			Nine months ended
	Sept. 30,	Jun. 30,	Sept. 30,	Sept. 30,	Sept. 30,
(dollars in thousands, except per share data)	2025	2025	2024	2025	2024
Net income per consolidated statements of income	$7,119	$18,767	$12,266	$42,241	$45,268
Less: Earnings allocated to participating securities	—	—	—	—	—
Net income (loss) available to common shareholders	$7,119	$18,767	$12,266	$42,241	$45,268

Per common share:
Basic earnings (loss)	$0.68	$1.78	$1.10	$3.94	$4.05
Diluted earnings (loss)	$0.67	$1.76	$1.08	$3.89	$4.04
Common shares outstanding:
Period end	10,382,218	10,421,384	11,194,411	10,382,218	11,194,411
Average fully diluted	10,587,402	10,676,878	11,312,773	10,846,871	11,208,471
Return on:(1)
Average total assets	0.35%	0.97%	0.67%	0.73%	0.83%
Average equity	3.9%	10.4%	6.9%	7.7%	8.8%
Average tangible common equity(2), (3)	3.9%	10.5%	7.0%	7.8%	9.0%
Yield on average earning assets(1)	6.62%	6.61%	6.68%	6.59%	6.52%
Total cost of deposits(1)	2.98%	3.02%	3.32%	3.03%	3.25%
Net interest spread(1)	2.85%	2.76%	1.93%	2.72%	1.82%
Net interest margin(1)	3.88%	3.83%	3.62%	3.80%	3.49%
Net charge-offs as % of average loans(1)	0.22%	—%	0.01%	0.08%	—%
Efficiency ratio(4)	57.4%	56.5%	71.7%	58.1%	65.8%

(1)Ratios are annualized.

(2)Net income divided by average tangible common equity.

(3)Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 12.

(4)Total non-interest expense divided by total revenues.

Interest Margin Analysis

	Three months ended
	Sept. 30, 2025			Jun. 30, 2025			Sept. 30, 2024
	Average		Yield /	Average		Yield /	Average		Yield /
(dollars in thousands)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Interest-earning assets:
Loans (2)	$6,690,695	$123,521	7.32%	$6,486,667	$118,774	7.34%	$5,889,298	$111,286	7.52%
Available-for-sale securities	626,434	4,224	2.68	607,363	3,884	2.57	581,529	3,350	2.29
Held-to-maturity securities	383,238	1,780	1.84	394,374	1,849	1.88	444,842	2,061	1.84
Equity investments	5,751	43	2.94	5,556	42	3.02	3,164	23	2.89
Overnight deposits	177,016	1,995	4.47	184,054	2,078	4.53	231,946	3,223	5.53
Other interest-earning assets	27,564	437	6.29	27,682	416	6.03	26,584	511	7.65
Total interest-earning assets	7,910,698	132,000	6.62	7,705,696	127,043	6.61	7,177,363	120,454	6.68
Non-interest-earning assets	128,891			138,469			180,748
Allowance for credit losses	(74,877)			(68,966)			(60,608)
Total assets	$7,964,712			$7,775,199			$7,297,503
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market and savings accounts	$5,340,340	49,856	3.70	$5,125,850	48,454	3.79	$4,314,237	51,266	4.73
Certificates of deposit	126,600	1,321	4.14	133,495	1,369	4.11	41,028	471	4.57
Total interest-bearing deposits	5,466,940	51,177	3.71	5,259,345	49,823	3.80	4,355,265	51,737	4.73
Borrowed funds	289,518	3,512	4.81	298,843	3,573	4.79	270,633	3,484	5.12
Total interest-bearing liabilities	5,756,457	54,689	3.77	5,558,188	53,396	3.85	4,625,898	55,221	4.75
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,354,163			1,358,029			1,851,497
Other non-interest-bearing liabilities	122,811			135,008			113,666
Total liabilities	7,233,431			7,051,225			6,591,061
Stockholders' equity	731,281			723,974			706,442
Total liabilities and equity	$7,964,712			$7,775,199			$7,297,503
Net interest income		$77,311			$73,647			$65,233
Net interest rate spread (3)			2.85%			2.76%			1.93%
Net interest margin (4)			3.88%			3.83%			3.62%
Total cost of deposits (5)			2.98%			3.02%			3.32%
Total cost of funds (6)			3.05%			3.10%			3.39%

(1)	Ratios are annualized.
(2)	Amount includes deferred loan fees and non-performing loans.
(3)	Determined by subtracting the annualized average cost of total interest-bearing liabilities from the annualized average yield on total interest-earning assets.
(4)	Determined by dividing annualized net interest income by total average interest-earning assets.
(5)	Determined by dividing annualized interest expense on deposits by total average interest-bearing and non-interest-bearing deposits.
(6)	Determined by dividing annualized interest expense by the sum of total average interest-bearing liabilities and total average non-interest-bearing deposits.

	Nine months ended
	Sept. 30, 2025			Sept. 30, 2024
	Average		Yield /	Average		Yield /
(dollars in thousands)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Interest-earning assets:
Loans (2)	$6,461,679	$353,160	7.31%	$5,780,539	$318,262	7.35%
Available-for-sale securities	603,841	11,523	2.55	578,891	9,660	2.23
Held-to-maturity securities	398,188	5,572	1.87	455,358	6,357	1.86
Equity investments	5,608	124	2.95	2,672	54	2.67
Overnight deposits	171,892	5,998	4.67	299,455	12,544	5.60
Other interest-earning assets	28,709	1,436	6.69	29,095	1,673	7.68
Total interest-earning assets	7,669,917	377,813	6.59	7,146,010	348,550	6.52
Non-interest-earning assets	133,116			182,738
Allowance for credit losses	(69,513)			(59,326)
Total assets	$7,733,520			$7,269,422
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market and savings accounts	$5,073,383	$144,154	3.80	$4,243,887	$148,114	4.66
Certificates of deposit	128,856	4,024	4.18	37,472	1,064	3.79
Total interest-bearing deposits	5,202,239	148,178	3.81	4,281,359	149,178	4.65
Borrowed funds	326,954	11,725	4.79	331,486	12,891	5.19
Total interest-bearing liabilities	5,529,193	159,903	3.87	4,612,845	162,069	4.69
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,344,086			1,856,061
Other non-interest-bearing liabilities	128,004			115,199
Total liabilities	7,001,283			6,584,105
Stockholders' equity	732,237			685,317
Total liabilities and equity	$7,733,520			$7,269,422
Net interest income		$217,910			$186,481
Net interest rate spread (3)			2.72%			1.82%
Net interest margin (4)			3.80%			3.49%
Total cost of deposits (5)			3.03%			3.25%
Total cost of funds (6)			3.11%			3.35%

(1)	Ratios are annualized.
(2)	Amount includes deferred loan fees and non-performing loans.
(3)	Determined by subtracting the annualized average cost of total interest-bearing liabilities from the annualized average yield on total interest-earning assets.
(4)	Determined by dividing annualized net interest income by total average interest-earning assets.
(5)	Determined by dividing annualized interest expense on deposits by total average interest-bearing and non-interest-bearing deposits.
(6)	Determined by dividing annualized interest expense by the sum of total average interest-bearing liabilities and total average non-interest-bearing deposits.

Reconciliation of Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles (“GAAP”), this earnings release includes certain non-GAAP financial measures. Management believes these non-GAAP financial measures provide meaningful information to investors in understanding the Company’s operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP/adjusted financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the following tables:

	Quarterly Data					Nine months ended
(dollars in thousands,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
except per share data)	2025	2025	2025	2024	2024	2025	2024
Average assets	$7,964,712	$7,775,199	$7,451,703	$7,363,252	$7,297,503	$7,733,520	$7,269,422
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Average tangible assets (non-GAAP)	$7,954,979	$7,765,466	$7,441,970	$7,353,519	$7,287,770	$7,723,787	$7,259,689

Average common equity	$731,281	$723,974	$738,224	$721,506	$706,442	$732,237	$685,317
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Average tangible common equity (non-GAAP)	$721,548	$714,241	$728,491	$711,773	$696,709	$722,504	$675,584

Total assets	$8,234,430	$7,853,849	$7,616,298	$7,300,749	$7,403,358	$8,234,430	$7,403,358
Less: intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Tangible assets (non-GAAP)	$8,224,697	$7,844,116	$7,606,565	$7,291,016	$7,393,625	$8,224,697	$7,393,625

Common equity	$732,040	$722,968	$737,846	$729,827	$715,191	$732,040	$715,191
Less: intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Tangible common equity (book value) (non-GAAP)	$722,307	$713,235	$728,113	$720,094	$705,458	$722,307	$705,458

Common shares outstanding	10,382,218	10,421,384	11,066,234	11,197,625	11,194,411	10,382,218	11,194,411
Book value per share (GAAP)	$70.51	$69.37	$66.68	$65.18	$63.89	$70.51	$63.89
Tangible book value per share (non-GAAP) (1)	$69.57	$68.44	$65.80	$64.31	$63.02	$69.57	$63.02

(1)	Tangible book value divided by common shares outstanding at period-end.

Explanatory Note

Some amounts presented within this document may not recalculate due to rounding.